[EXHIBIT 99.3.1]


                                 AMENDMENT


      AMENDMENT, dated as of May 27, 1997 (this "Amendment"), to the International Collaboration Agreement, effective as of June 28, 1996 (the "Agreement") by and between Warner-Lambert Company, a Delaware corporation ("Warner-Lambert"), and Pfizer Inc., a Delaware corporation ("Pfizer"). Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

      WHEREAS, Warner-Lambert has assigned certain of its rights and obligations under the Agreement to Warner-Lambert Export Limited, a company organized and existing under the laws of Ireland ("Export"), in accordance with the Assignment and Assumption Agreement dated as of November 1, 1996; and

      WHEREAS, Pfizer has assigned certain of its rights and obligations under the Agreement to Pfizer Overseas Inc., a corporation organized and existing under the laws of Delaware ("Pfizer Overseas"); and

      WHEREAS, upon this Amendment becoming effective, the parties have agreed that certain provisions of the Agreement be amended in the manner provided for in this Amendment;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

                           ARTICLE I - AMENDMENTS

      Section 1.01  Amendments of Section 1.01.

      (a) The definition of "Co-Promotion Territory" in Section 1.01 of the Agreement is hereby amended by deleting from the second line thereof the country "Greece,".

      (b) The definition of "License Territory" in Section 1.01 of the Agreement is hereby amended by inserting the countries "Egypt, Greece," in the second line thereof before the country "Iceland."

      Section 1.02 Amendment of Section 3.05(a). Section 3.05(a) is hereby amended by inserting the following phrase after the words "Net Sales" in the tenth line thereof: "or, to the extent that WARNER-LAMBERT packages the Products for PFIZER 30% of Net Sales,".


                         ARTICLE II - MISCELLANEOUS

      Section 2.01 No Other Amendments; Confirmation. Except as expressly amended, waived, modified and supplemented hereby, the provisions of the Agreement are and shall remain in full force and effect.

      Section 2.02 Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York other than those provisions governing conflicts of law.

      Section 2.03 Headings. The headings used in this Amendment have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      Section 2.04 Third Party Beneficiaries. None of the provisions of this Amendment shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either party hereto. No such third party shall obtain any right under any provision of this Amendment or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party hereto.

      IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers, have executed this Amendment as of the date first written above.


WARNER-LAMBERT                            PFIZER OVERSEAS INC.
EXPORT LIMITED



By:/s/ Paul V. Breen                      By:/s/ Daniel P. Cronin
   -------------------------                 ----------------------------
   Name:  Paul V. Breen                      Name:  Daniel P. Cronin
   Title: Managing Director                  Title: Vice President